AMENDED AND RESTATED PARTICIPATION AGREEMENT FOR RETAIL
MUTUAL FUNDS

BY AND AMONG

INVESCO DISTRIBUTORS, INC.,

AND

SECURITY BENEFIT LIFE INSURANCE COMPANY

AMENDED AND RESTATED PARTICIPATION AGREEMENT
FOR RETAIL MUTUAL FUNDS

By and Among

INVESCO DISTRIBUTORS, INC.,

and

SECURITY BENEFIT LIFE INSURANCE COMPANY

THIS AMENDED AND RESTATED AGREEMENT, made and entered into this 1st day of June, 2010 by and among Security Benefit Life Insurance Company (“Insurer”), a Kansas corporation, on its own behalf, on behalf of each segregated asset account of Insurer set forth on Schedule “A” as may be updated from time to time for convenience of the parties (each such account hereinafter referred to as the “Account”), and Invesco Distributors, Inc. (the “Underwriter”), a Delaware corporation, on its own behalf and on behalf of each mutual fund known as the Invesco Funds (each referred to collectively as the “Fund”).

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”) and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Fund is available to act as the investment vehicle for (i) separate accounts established for variable group annuity contracts offered to pension and profit sharing plans, their sponsors and participants, under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) separate accounts established for variable annuity contracts offered in connection with tax sheltered annuities and individual retirement annuities under Code Section 403(b) and 408, respectively, to be offered by Insurer; and

WHEREAS, Insurer may offer certain unregistered variable group annuity contracts under Section 3(a)(2) of the 1933 Act and Section 3(c)(l1) of the 1940 Act and/or variable annuity contracts that are registered under the 1933 Act and the 1940 Act (collectively, the “Contracts”); and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by appropriate corporate resolution of the Insurer’s Board of Directors to set aside and invest assets attributable to one or more annuity contracts; and

WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended, (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (the “FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, Insurer intends to purchase those classes of shares of the Funds for which the Contracts are eligible on behalf of each Account to fund the various Contracts and the Underwriter is authorized to sell such shares to each Account at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, Insurer and the Underwriter agree as follows:

ARTICLE I
Amendment and Restatement; Prior Agreements

1.1           This Amended and Restated Agreement (the “Agreement”) shall replace and supersede the following agreements as of the date stated above, and all such agreements are hereby terminated and have no further force and effect:

1.	Participation Agreement for Retail Mutual Funds by and among AIM Growth Series, AIM Distributors, Inc., and Insurer dated July 1, 2001

2.	Participation Agreement for Retail Mutual Funds by and among AIM Equity Funds, AIM Distributors, Inc., and Insurer dated July 1, 2001

3.	Letter Agreement for License To Use Registered Trademarks in Printed Materials by and between Security Distributors, Inc., and AIM Management Group Inc. dated September 13, 2006

4.	Alliance Support Program Letter for Security Benefit Group, Inc. dated July 9, 2001

ARTICLE II
Sale of Fund Shares

2.1           The Underwriter agrees to make available to Insurer those Fund shares which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Underwriter or its designee of the order for the shares of the Fund. For purposes of this Section 2.1, the Underwriter appoints Insurer to act as the Fund’s agent for the sole purpose of receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund, provided that the Underwriter or its designee receives notice of such order by 10:00 a.m. Eastern Time on the next Business Day. Business Day shall mean any day on which the New York Stock Exchange is open for trading which is also a “Business Day of the Fund” as that term is defined in the Fund’s prospectus.

2.2           The Underwriter agrees to make Fund shares available indefinitely for purchase at the applicable net asset value per share by Insurer and its Accounts on each Business Day and the Underwriter shall use reasonable efforts to calculate such net asset value on each Business Day.

2.3           The Underwriter agrees to redeem, on Insurer’s request, any full or fractional shares of the Fund held by Insurer or the Accounts, executing such requests on a daily basis at the net asset value next computed after the Underwriter or its designee receives the redemption request. For purposes of this Section 2.3, the Underwriter appoints Insurer to act as the Fund’s agent for the sole purpose of receipt of redemption requests from each Account and receipt by such designee shall constitute receipt by the Fund provided that the Underwriter or its designee receives notice of such redemption request by 10:00 a.m. Eastern Time on the next Business Day. Insurer agrees to use its best efforts to notify the Underwriter in advance of any large anticipated redemptions in order to avoid any unnecessary disruption or burden in the management of the Fund’s assets.

2.4           Insurer shall pay for Fund shares on the next Business Day after an order to purchase Fund shares is effected in accordance with the provisions of Section 2.1. Generally, payment shall be in federal funds transmitted by wire. The Underwriter shall pay Insurer for Fund shares redeemed on the next Business Day after an order to redeem is effected in accordance with the provisions of Section 2.3, provided however that the Underwriter reserves the right to delay payment to the extent permitted by Section 22(e) of the 1940 Act. Payment shall generally be in federal funds transmitted by wire.

2.5           Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to Insurer or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account.

2.6           The Underwriter shall use its best efforts to furnish notice by facsimile or telephone, (if by telephone, it must be followed by written confirmation) to Insurer of any income, dividends or capital gain distributions payable on the Fund’s shares by the record date, but in no event later than 7:00 p.m. Eastern Time on the ex-dividend date. Insurer hereby elects to receive all such income dividends and capital gain distributions in additional shares of that Fund. Insurer reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Underwriter shall notify Insurer of the number of shares so issued as payment of such dividends and distributions.

2.7           The Underwriter shall make the net asset value per share for each Fund available to Insurer on each Business Day as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern Time. If the Underwriter provides Insurer with materially incorrect share net asset value information, subject to any de minimus limitations of the Fund’s Policies and Procedures, Underwriter shall make the necessary adjustments to the number of shares owned in the Account to reflect the correct share net asset value. Any material error in the calculation of the net asset value per share, dividend or capital gain information shall be reported promptly to Insurer upon discovery. In the event that any such material error is the result of the gross negligence of the Underwriter, or its designated agent for calculating the net asset value, any administrative costs or losses incurred for correcting Contract accounts shall be at the Underwriter’s expense.

2.8           The parties may agree, in lieu of the procedures set forth above in this Article II, to place and settle trades for Fund shares through the National Securities Clearing Corporation (“NSCC”). In the event that such a clearing corporation is used, the parties agree to abide by the rules of the clearing corporation.

ARTICLE III
Representations and Warranties

3.1           Insurer represents and warrants that the Contracts (i) are, or prior to issuance will be, registered under the 1933 Act, or (ii) are exempt from registration under Section 3(a)(2) under the 1933 Act. Insurer further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with all applicable state insurance laws and regulations. Insurer further represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of Kansas and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under K.S.A. 40-436. Insurer represents and warrants with respect to each Account that it (i) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust under the 1940 Act, or alternatively (ii) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act.

3.2           The Underwriter represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with all applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act. The Underwriter shall amend the Registration Statement for the Fund’s shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of the Fund’s shares.

3.3           The Underwriter represents that the Fund is currently qualified as a regulated investment company under Subchapter M of the Code and that the Fund will maintain such qualification (under Subchapter M or any successor or similar provision) and that the Underwriter will notify Insurer immediately upon having a reasonable basis for believing that the Fund has ceased to so qualify or that the Fund might not so qualify in the future.

3.4           Insurer represents that the Contracts are currently treated as life insurance, endowment or annuity contracts, under applicable provisions of the Code and that it will maintain such treatment and that it will notify the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

3.5           The Underwriter represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC under the 1934 Act. The Underwriter further represents that it will sell and distribute the Fund shares in accordance with all applicable state and federal securities laws and regulations, including the 1933 Act, the 1934 Act, and the 1940 Act and the Rules promulgated thereunder.

3.6           The Underwriter represents that the Fund is lawfully organized and validly existing under the laws of the State of Delaware and that the Fund does and will comply in all material respects with the 1940 Act and the Rules promulgated thereunder.

3.7           The Underwriter represents and warrants that all of the Underwriter’s and the Fund’s directors, trustees, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the minimal coverage as required currently by Rule 17g-l of the 1940 Act or related provisions as may be promulgated from time to time. Such bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

3.8           Insurer represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Account are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Account, in an amount not less than $5 million. Such bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

ARTICLE IV
Prospectuses and Proxy Solicitations

4.1           The Underwriter shall provide Insurer with as many copies of the Fund’s current prospectuses (and any supplements thereto) as Insurer may reasonably request, with expenses to be borne in accordance with Schedule “B” hereof. If requested by Insurer in lieu thereof, the Underwriter shall provide such documentation (including a final copy of the current prospectus as set in type, a diskette in the form sent to the financial printer, or an electronic copy in a format suitable for posting on Insurer’s website) and other assistance as is reasonably necessary in order for Insurer once each year (or more frequently if the prospectus for the Fund is amended) to have the disclosure memoranda for the Contracts and the Fund’s prospectus printed simultaneously or posted on the Insurer’s website or printed individually by the Insurer if it so chooses. Such documentation shall be provided in a timely manner.

4.2           The Fund’s prospectus shall state that the Statement of Additional Information (“SAI”) for the Fund is available from the Underwriter (or in the Fund’s discretion, the prospectus shall state that such SAI is available from the Fund), and the Underwriter shall print and provide such SAI to Insurer and to any owner/participant of a Contract or prospective owner/participant who requests such SAI, with expenses to be borne in accordance with Schedule “B” hereof.

4.3           The Underwriter shall provide Insurer with copies of the Fund’s proxy material, annual or semi-annual reports to stockholders and other communications to stockholders in such quantity as Insurer shall reasonably require for distributing to Contract owners/participants, with expenses to be borne in accordance with Schedule “B” hereof.

4.4           When the Fund submits proposals to shareholders, Insurer shall, if and to the extent required by law:

(i)	solicit voting instructions from owners of or participants in the Contract;

(ii)	vote the Fund shares in accordance with instructions received from owners of or participants in the Contract; and

(iii)
vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such Fund for which instructions have been received (so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners). Insurer reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

4.5           The Underwriter will and represents that the Fund will comply with all provisions of the 1940 Act requiring voting by shareholders.

4.6           If Insurer and the Underwriter agree to distribute Fund summary prospectuses to Contract owners/participants pursuant to Rule 498 of the 1933 Act, as set forth in Schedule “C” hereof, then Insurer and the Underwriter each represent and warrant that it complies with the requirements of Rule 498 and applicable SEC guidance regarding the Rule in connection therewith, and that it maintains policies and procedures reasonably designed to ensure that it can meet its obligations in connection with Fund summary prospectuses. The Underwriter also represents and warrants that the Fund complies with the requirements of Rule 498 and applicable SEC guidance regarding the Rule in connection therewith, and that the Fund maintains policies and procedures reasonably designed to ensure that it can meet its obligations in connection with Fund summary prospectuses. The parties agree to comply with the terms included in the attached Schedule “C” as of the effective date of this Agreement.

ARTICLE V
Sales Material and Information

5.1           Insurer will provide to the Underwriter at least one (1) complete copy of all prospectuses, disclosure memoranda, reports, sales literature and other promotional materials, applications for exemptive relief, requests for no action letters, and all amendments, if any in which the Fund or Underwriter is named. No such material shall be used until approved by the Underwriter or its designee, and the Underwriter will use its best efforts for it or its designee to review such material within five (5) Business Days after receipt. The Underwriter or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Fund or the Underwriter is named, and no such material shall be used if the Underwriter or its designee so objects.

5.2           Insurer shall not give any information or make any representations or statements regarding or on behalf of the Fund or the Underwriter or any of its affiliates in connection with the sale of the Contracts other than information or representations contained in the registration statement or prospectus or SAI for the Fund shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Underwriter or its designee, except with the permission of the Underwriter or its designee.

5.3           The Underwriter or its designee(s) shall furnish, or shall cause to be furnished, to Insurer or its designee, each piece of sales literature or other promotional material in which Insurer and/or its separate account(s) is named. No such material shall be used until approved by

Insurer, and the Insurer will use its best efforts to review such material within five (5) Business Days after receipt. The insurer reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Insurer or its separate accounts is named, and no such material shall be used if the Insurer so objects.

5.4           The Underwriter agrees that neither it nor the Fund shall give any information or make any representations on behalf of Insurer or concerning Insurer, the Accounts, or the Contracts other than the information or representations contained in the prospectuses or disclosure memoranda for the Contracts, as such documents may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by Insurer for distribution to Contract owners, or in sales literature or other promotional material approved by Insurer or its designee, except with the permission of Insurer.

5.5           Upon request, the Underwriter will provide to Insurer at least one (1) complete copy of all registration statements, prospectuses, SAI, reports, proxy statements, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

5.6           For purposes of this Article V, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as material published or designed for use in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.

ARTICLE VI
Expenses

6.1           To the extent permitted under applicable law, all expenses incident to performance by the Underwriter under this Agreement shall be paid by the Underwriter in accordance with Schedule “B” hereof.

6.2           It shall be the sole responsibility of Insurer to comply with provisions of federal and state law applicable to the delivery of Fund prospectuses.

ARTICLE VII
Indemnification

7.1           Indemnification By Insurer

(a)
Insurer agrees to indemnify and hold harmless the Underwriter and its affiliates (including each of their directors, trustees, and officers and each person, if any, who controls the Underwriter or its affiliates within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Insurer) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts and:

(i)
arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or disclosure memorandum for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Insurer by or on behalf of the Fund or the Underwriter for use in the registration statement, prospectus or disclosure memorandum for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)
arise out of or as a result of statements or representations by or on behalf of the Insurer (other than statements or representations contained in the Registration Statement, prospectus or sales literature of the Fund not supplied by Insurer or persons under its control) or wrongful conduct of Insurer or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)
arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of Insurer; or

(iv)	arise as a result of any failure by Insurer to provide the services and furnish the materials under the terms of this Agreement; or

(v)	arise out of or result from any material breach of any representation and/or warranty made by Insurer in this Agreement or arise out of or result from any other material breach of this Agreement by Insurer, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

(b)
Insurer shall not be liable under this indemnification provision for any consequential, special or punitive damages hereunder or with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to the Fund, whichever is applicable.

(c)
Insurer shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Insurer in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Insurer of any such claim shall not relieve Insurer from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, Insurer shall be entitled to participate, at its own expense, in the defense of such action. Insurer also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from Insurer to such party of Insurer’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Insurer will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)
The Indemnified Parties will promptly notify Insurer of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund with respect to the Account.

7.2           Indemnification by the Underwriter

(a)
The Underwriter agrees to indemnify and hold harmless Insurer and each of its directors and officers and each person, if any, who controls Insurer within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund and/or the Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities, expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares and:

(i)
arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of Insurer for use in the Registration Statement or prospectus for the Fund or in sales literature (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)
arise out of or as a result of statements or representations by or on behalf of the Fund or Underwriter (other than statements or representations contained in the Registration Statement or prospectus or disclosure memoranda or sales literature for the Contracts not supplied by the Fund, the Underwriter or persons under their control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)
arise out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus or disclosure memoranda, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to Insurer by or on behalf of the Fund or the Underwriter; or

(iv)	arise as a result of any failure by the Underwriter to provide the services and furnish the materials under the terms of this Agreement; or

(v)
arise out of or result from Underwriter’s, or its agent’s, gross negligence in calculating any materially incorrect share net asset value reported by the Underwriter or its designated agent for calculating the net asset value; or

(vi)
arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter; as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

(b)
The Underwriter shall not be liable under this indemnification provision for any consequential, special or punitive damages hereunder or with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to Insurer or the Account, whichever is applicable.

(c)
The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)
Insurer agrees to promptly notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of each Account.

7.3          If any party to this Agreement is unable to perform its obligations hereunder because of acts of God, such party shall not be liable to any other party for any damages resulting from such failure to perform or otherwise from such cause; provided, however, that each party will take all reasonable steps to minimize such damages.

ARTICLE VIII
Applicable Law

8.1          This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware.

ARTICLE IX
Termination

9.1          This Agreement shall terminate:

(a)	at the option of any party upon one hundred eighty (180) days’ advance written notice to the other parties; or

(b)	at the option of Insurer to the extent that shares of Funds are not reasonably available to meet the requirements of the Contracts as determined by Insurer in its sole discretion; or

(c)
at the option of the Underwriter in the event that formal administrative proceedings are instituted against Insurer by the FINRA, the SEC, any Insurance Commissioner, or any other regulatory body regarding Insurer duties under this Agreement or related to the sale of the Contracts, with respect to the operation of any Account, or the purchase of the Fund shares; provided, however, that the Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of Insurer to perform its obligations under this Agreement; or

(d)
at the option of Insurer in the event that formal administrative proceedings are instituted against the Fund or Underwriter by the FINRA, the SEC, any Insurance Commissioner, or any other regulatory body regarding the Underwriter’s duties under this Agreement or related to the sale of the Contracts; provided, however, that Insurer determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Underwriter to perform its obligations under this Agreement; or

(e)
with respect to any Account that intends to change the funding vehicle and such change would require approval of the State Insurance Department, with written notice to the Fund or the Underwriter contemporaneously with application to the State Insurance Department, upon requisite approval of the State Insurance Department and Contract owners, if necessary; or

(f)
at the option of Insurer, in the event any of the Fund’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by Insurer; or

(g)
at the option of Insurer, if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if Insurer reasonably believes that the Fund may fail to so qualify; or

(h)
at the option of the Underwriter, if (i) Underwriter shall determine in good faith that Insurer has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of either the Fund or the Underwriter, (ii) the Underwriter shall notify Insurer in writing of such determination and its intent to terminate this Agreement, and (iii) after considering the actions taken by Insurer and any other changes in circumstances since the giving of such notice, such determination of the Underwriter shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth (60th) day shall be the effective date of termination; or

(i)
at the option of Insurer, if (i) Insurer shall determine in good faith that either the Fund or the Underwriter has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of Insurer, (ii) Insurer shall notify the Underwriter in writing of such determination and its intent to terminate the Agreement, and (iii) after considering the actions taken by the Underwriter and any other changes in circumstances since the giving of such notice, such determination shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth (60th) day shall be the effective date of termination, or

(j)
at the option of the Underwriter, if Insurer gives the Underwriter the written notice specified in Section 10.1(a) hereof and at the time such notice was given there was no notice of termination outstanding under any other provision of this Agreement; provided, however, any termination under this Section 10.1(j) shall be effective forty-five (45) days after the notice specified in Section 10.1(a) was given; or

(k)
at the option of the Insurer, upon substitution of the shares of another investment company or series thereof for shares of the Fund in accordance with the terms of the Contracts, provided that the Insurer has given at least 45 days prior written notice to the Underwriter of the date of substitution.

9.2          It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 10.1(a) may be exercised for any reason or for no reason.

9.3          Notice Requirement. No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties to this Agreement of its intent to terminate which notice shall set forth the basis for such termination. Furthermore:

(a)
In the event that any termination is based upon the provisions of Sections 10.1(a), 10.1(h), 10.1(i), 10.1(j) or 10.1(k) of this Agreement, such prior written notice shall be given in advance of the effective date of termination as required by such provisions; and

(b)
In the event that any termination is based upon the provisions of Sections 10.1(c) or 10.1(d) of this Agreement, such prior written notice shall be given at least ninety (90) days’ before the effective date of termination.

9.4          Effect of Termination. Notwithstanding any termination of this Agreement, the Underwriter shall on behalf of the Fund, at Insurer’s option, continue to make available additional Fund shares pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the “Existing Contracts”), but not to new Contracts or participants. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts unless the Insurer seeks an order pursuant to Section 26 of the 1940 Act to permit the substitution of other securities for the shares of the Fund. Notwithstanding the foregoing, the Board of Trustees of the Fund may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of the Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

ARTICLE X
Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the applicable party at the address set forth below or at such other address as may be specified in writing to the other parties.

If to the Underwriter:
Invesco Distributors, Inc.
11 Greenway Plaza, Suite 1000
Houston, Texas 77046
Facsimile:  (713) 993-9185

Attn:  General Counsel

If to Insurer:
Security Benefit Life Insurance Company
One Security Benefit Place
Topeka, Kansas 66636-0001
Facsimile:  (785) 438-3080

Attn:  General Counsel

ARTICLE XI
Miscellaneous

11.1           Neither the Board, officers, agents or shareholders of the Fund assume any personal liability for obligations entered into hereunder.

11.2           Subject to the requirements of legal process and regulatory authority, the Underwriter shall treat as confidential the names and addresses of the owners of the Contracts. Each party shall treat as confidential all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, without the express written consent of the affected party shall not disclose, disseminate or utilize such confidential information until such time as it may come into the public domain.

11.3           The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.4           This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.5           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.6           Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including the SEC, the FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party hereto further agrees to furnish any state insurance department with any information or reports in connection with services provided under this Agreement if such state so requests.

11.7           The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.8           No part of this Agreement or any Schedules may be amended or assigned without the prior written consent of the other party. Such consent will not be unreasonably withheld.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

INVESCO DISTRIBUTORS, INC.
By:	GURSH KUNDAN
Name:	Gursh Kundan
Title:	Executive Vice President

SECURITY BENEFIT LIFE INSURANCE COMPANY
By:	KEVIN M. WATT
Name:	Kevin M. Watt
Title:	Vice President

SCHEDULE "A"

Separate Accounts

SBL Variable Annuity Account XIV

Account XVI

Additionally, “Separate Accounts” will include any new separate accounts created subsequent to the date hereof.

SCHEDULE “B”

The Underwriter and the Insurer will coordinate and pay the costs of completing the functions described in this Agreement based upon an allocation of costs in the table below. Underwriter, at its expense, shall provide Insurer or its designee with Fund documents listed in the table below in a print-ready PDF or an electronic copy in a format suitable for printing and posting on Insurer’s website.

Payments made by the Underwriter pursuant to this Schedule B may be paid to the Insurer’s principal underwriter.
Item	Function	Party Responsible for Expense
Fund Prospectus and Supplements	Printing and Distribution (including postage)
Insurer – printing and distribution of each First Dollar Document*; distribution of each Non First Dollar Document**
Underwriter – printing of each Non First Dollar Document (Insurer may choose to do the printing at Underwriter’s expense)***

Fund SAI and Supplements	Printing and Distribution (including postage)	Underwriter (Insurer may choose to do the printing at Underwriter’s expense)***
Proxy Material for Fund	Printing, Distribution (including postage), tabulation and solicitation	Underwriter (Insurer may choose to do the printing at Underwriter’s expense)***
Fund Annual & Semi-Annual Report	Printing and Distribution (including postage)	Insurer – distribution Underwriter – printing (Insurer may choose to do the printing at Underwriter’s expense)***
Contract Prospectus	Printing and Distribution (including postage)	Insurer
Contract Prospectus and SAI Supplements	Printing and Distribution (including postage)	Insurer
Contract SAI	Printing and Distribution (including postage)	Insurer
Other communication to Contract owners/participants	Printing and Distribution (including postage)	If required by law or Fund – Underwriter If required by Insurer – Insurer
Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Insurer

*The term “First Dollar Document” is defined as a Fund’s prospectus and supplements thereto delivered to a Contract owner/participant invested in the Fund for the first time subsequent to the Fund’s most recent annual prospectus update.

**The term “Non First Dollar Document” is defined as a Fund document delivered to a Contract owner/participant other than a First Dollar Document.

***The parties agree, in good faith, to negotiate an appropriate amendment to this Schedule B if the expenses contemplated herein materially change from the date of this Agreement.

SCHEDULE “C”

1.	For purposes of this Schedule, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498 under the 1933 Act.

2.
The Underwriter shall provide the Insurer with copies of the Summary Prospectuses and any supplements thereto in the same manner and at the same times as the Agreement requires that the Underwriter provide the Insurer with Statutory Prospectuses.

3.
The Underwriter represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its portfolios. The Underwriter further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

4.
The Underwriter agrees that the URL indicated on each Summary Prospectus will lead Contract owners/participants directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund documents required to be posted in compliance with Rule 498. The Underwriter shall immediately notify the Insurer of any unexpected interruptions in availability of this web page.

5.
The Underwriter represents and warrants that the Underwriter will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract owner/participant requests for additional Fund documents made directly to the Fund or the Underwriter, or one of their affiliates. The Underwriter further represents and warrants that any information obtained about Contract owners/participants pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

6.	The Insurer represents and warrants that it will respond to requests for additional Fund documents made by Contract owners/participants directly to the Insurer or one of its affiliates.

7.	The Insurer represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

8.
At the Insurer’s request, the Underwriter will provide the Insurer with URLs to the current Fund documents for use with Insurer’s electronic delivery of Fund documents or on the Insurer’s website. The Underwriter will be responsible for ensuring the integrity of the URLs and for maintaining the Fund’s current documents on the site to which such URLs originally navigate.

9.
If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Underwriter or its designee will provide the Insurer with at least 60 days’ advance notice of the Fund’s intent so that the Insurer can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus. In order to comply with Rule 498(e)(1), the Underwriter or its designee shall continue to maintain the Fund’s website in compliance with the requirements of this Agreement and Rule 498 for a minimum of 90 days after the termination of any such notice period.

10.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Schedule as applicable.

The parties agree that the Insurer is not required to distribute Summary Prospectuses to Contract owners/participants, but rather use of the Summary Prospectus will be at the discretion of the Insurer. The Insurer agrees that it will give the Underwriter sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.